Exhibit 99.1
CVR Energy Reports Year-End Earnings
SUGAR LAND, Texas (March 10, 2008) — CVR Energy, Inc. (NYSE:CVI) today reported a fourth quarter 2007 net loss of $15.9 million, or pro forma $0.18 per fully diluted share, on positive operating income of $41.8 million, and a net loss of $56.8 million, or pro forma $0.66 per fully diluted share, on positive operating income of $204.3 million for the full year.
The 2007 fourth quarter operating income of $41.8 million represents an increase of $27.2 million over 2006 fourth quarter operating income of $14.6 million. Operating income for the full year in 2006 was $281.6 million. Net income in 2006 was $20.8 million, or pro forma $0.24 per fully diluted share, in the fourth quarter and $191.6 million, or pro forma $2.22 per fully diluted share, for the full year.
Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap for the fourth quarter 2007 was a loss of $13.0 million and for the year income of $5.2 million. These results compare to an adjusted net loss of $7.1 million for the fourth quarter in 2006 and adjusted net income of $115.4 million for the full year 2006.
CVR Energy 2007 fourth quarter results reflect the impact of non-cash share-based compensation of pretax $32.2 million, a one-time pretax expense of $10.0 million arising from the termination of management agreements in conjunction with the company’s successful initial public offering, and $7.2 million in net flood-related expenses. Full year comparisons in 2007 were adversely affected by a planned major turnaround and expansion at the refinery, as well as significant downtime and costs associated with the flood.
“CVR Energy’s operating income provides the best measure of our business this year because of the assortment of one-time and non-cash items affecting our net income,” said Chief Executive Officer Jack Lipinski. “Our operating successes continue to provide a solid foundation on which to grow our business.”
“CVR Energy experienced a remarkable 2007,” Lipinski said. “We successfully executed a major turnaround and capital expansion program at our Coffeyville, Kan., refinery early in the year; rapidly recovered from a flood during the summer that affected both our petroleum and nitrogen fertilizer businesses; and then executed a successful initial public offering of CVR Energy on the New York Stock Exchange in the fall.”

“This truly was a transitional year,” he added. “We emerge from 2007 an even stronger company focused on finding ways to create value for our shareholders.”
Petroleum Business
The petroleum segment reported operating income in the fourth quarter of 2007 of $33.2 million on net sales of $1,098.9 million, compared with operating income for the same period in 2006 of $12.1 million on net sales of $675.5 million. For the full year of 2007, petroleum business operating income was $162.5 million on net sales of $2.8 billion, compared with $245.6 million in 2006 on net sales of $2.9 billion.
Crude throughput for the quarter was 110,278 barrels per day compared to 95,897 barrels per day for the same period in 2006. Refining margin per barrel increased to $12.67 in the fourth quarter of 2007, up from $9.16 in 2006. Direct operating expenses (exclusive of depreciation and amortization) decreased from $4.31 per barrel in 2006 to $3.82 per barrel in the fourth quarter of 2007.
Nitrogen Fertilizer Business
Nitrogen fertilizer operations reported fourth quarter 2007 operating income of $11.7 million on net sales of $50.8 million, compared to $2.8 million on net sales of $34.3 million during the same period in 2006. For the full year in 2007, the nitrogen fertilizer operations reported operating income of $46.6 million on net sales of $165.9 million, compared with operating income of $36.8 million on net sales of $162.5 million during the full year in 2006.
Nitrogen fertilizer operations benefited from improved pricing from prior year levels for all products, reflecting a continued positive outlook for North American agricultural markets and a favorable supply/demand situation in world markets. For the fourth quarter 2007, our average plant sale prices for ammonia and urea ammonium nitrate (UAN) were $408 per ton and $236 respectively, compared to $301 and $144 for the same period in 2006. Higher sales prices were partially offset by lower sales volumes, increased direct operating expenses and increased sales, general and administrative (SG&A) expense. Non-cash share-based compensation was the largest contributor to the increased SG&A costs.
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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors disclosed in our SEC filings, including our Form 10-Q for the quarter ended Sept. 30, 2007. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-

looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 113,500 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com
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CVR Energy, Inc.
The following tables summarize the financial data and key operating statistics for CVR and our two operating segments for the three and twelve months ended Dec. 31, 2006 and 2007. The summary financial data for our two operating segments does not include certain SG&A expenses and depreciation and amortization related to our corporate offices.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2007	2006	2007
	(unaudited)
	(in millions, except as otherwise indicated)
Consolidated Statement of Operations Data:
Net sales	$708.4	$1,147.0	$3,037.6	$2,966.9
Cost of product sold (exclusive of depreciation and amortization)	595.3	971.6	2,443.4	2,291.1
Direct operating expense (exclusive of depreciation and amortization)	54.5	57.3	199.0	276.1
Selling, general and administrative expense (exclusive of depreciation and amortization)	29.8	51.0	62.6	93.1
Net costs associated with flood(1)	—	7.2	—	41.5
Depreciation and amortization	14.2	18.1	51.0	60.8
Operating income	$14.6	$41.8	$281.6	$204.3
Other income (expense).	(23.8)	(0.7)	(20.8)	0.2
Interest (expense)	(10.9)	(15.2)	(43.9)	(61.1)

Gain (loss) on derivatives	49.7	(30.1)	94.5	(282.0)
Income (loss) before income taxes and minority interest in subsidiaries	$29.6	$(4.2)	$311.4	$(138.6)
Income tax (expense) benefit	(8.8)	(11.7)	(119.8)	81.6
Minority interest in (income) loss of subsidiaries	—	—	—	0.2
Net income (loss)	$20.8	$(15.9)	$191.6	$(56.8)
Pro forma earnings per share, basic	$0.24	$(0.18)	$2.22	$(0.66)
Pro forma earnings per share, diluted	$0.24	$(0.18)	$2.22	$(0.66)
Pro forma weighted average shares, basic	86,141,291	86,141,291	86,141,291	86,141,291
Pro forma weighted average shares, diluted	86,158,791	86,141,291	86,158,791	86,141,291
Balance Sheet Data:
Cash and cash equivalents			$41.9	$30.5
Working capital			112.3	21.4
Total assets			1,449.5	1,856.1
Total debt, including current portion			775.0	500.8
Minority interest in subsidiaries			4.3	10.6
Management units subject to compromise			7.0	—
Members’ equity			76.4	—
Stockholders’ equity			—	443.5
Other Financial Data:
Depreciation and amortization	$14.2	$18.1	$51.0	$60.8
Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap	(7.1)	(11.4)	115.4	5.2
Cash flows (used in) provided by operating activities	88.7	(13.1)	186.6	148.3
Cash flows (used in) investing activities	(67.3)	(28.9)	(240.2)	(268.6)
Cash flows (used in) provided by financing activities	(17.6)	45.2	30.8	108.8
Capital expenditures for property, plant and equipment	67.3	28.9	240.2	268.6

Reconciliation of net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap to net income (2)
Net income (loss) adjusted for unrealized gain or	$(7.1)	$(13.0)	$115.4	$5.2
loss from Cash Flow Swap
Plus:
Unrealized gain (loss) from Cash Flow Swap, net of taxes	27.9	(2.9)	76.2	(62.0)

Net income (loss)	$20.8	$(15.9)	$191.6	$(56.8)

Petroleum Business:

Net sales	$675.5	$1,098.9	$2,880.4	$2,806.2
Cost of product sold (exclusive of depreciation and amortization)	594.7	970.4	2,422.7	2,282.6
Direct operating expense (exclusive of depreciation and amortization)	38.0	38.8	135.3	209.5
Net costs associated with flood	—	6.0	—	36.7
Depreciation and amortization	9.5	13.3	33.0	43.0

Gross profit	$33.3	$70.4	$289.4	$234.4
Plus direct operating expense (exclusive of depreciation and amortization)	38.0	38.8	135.3	209.5

Plus net costs associated with flood	—	6.0	—	36.7
Plus depreciation and amortization	9.5	13.3	33.0	43.0

Refining margin (3)	$80.8	$128.5	$457.7	$523.6
Refining margin per crude oil throughput barrel	$9.16	$12.67	$13.27	$18.80
Gross profit per crude oil throughput barrel	$3.77	$6.94	$8.39	$8.42
Direct operating expense (exclusive of depreciation and amortization) per crude oil throughput barrel	$4.31	$3.82	$3.92	$7.52
Operating income (loss)	12.1	33.2	245.6	162.5

Petroleum Operating Statistics (dollars per barrel)
Per barrel profit, margin and expense of crude oil throughput:
Refining margin	$9.16	$12.67	$13.27	$18.80
Gross profit	3.77	6.94	8.39	8.42
Direct operating expense (exclusive of depreciation and amortization)	4.31	3.82	3.92	7.52
Per gallon sales price:
Gasoline	1.60	2.30	1.88	2.20
Distillate	1.85	2.60	1.99	2.28

Selected Company Volumetric Data	Barrels		Barrels		Barrels		Barrels
	Per Day	%	Per Day	%	Per Day	%	Per Day	%
Production:
Total gasoline	54,512	49.0	57,990	44.6	48,248	44.7	37,017	42.9
Total distillate	44,471	40.0	50,551	38.9	42,175	39.0	34,814	40.4
Total other	12,174	11.0	21,420	16.5	17,608	16.3	14,370	16.7
Total all production	111,157	100.0	129,961	100.0	108,031	100.0	86,201	100.0
Crude oil throughput	95,897	90.7	110,278	90.1	94,524	92.1	76,285	93.0
All other inputs	9,857	9.3	12,125	9.9	8,067	7.9	5,780	7.0

Total feedstocks	105,754	100.0	122,403	100.0	102,591	100.0	82,065	100.0

Crude oil throughput by crude type:

Sweet	4,572,731	51.8	6,996,365	69.0	17,481,803	50.7	18,190,459	65.3
Light/medium sour	4,001,912	45.4	1,191,087	11.7	16,695,173	48.4	6,465,368	23.2
Heavy sour	247,914	2.8	1,958,089	19.3	324,312	0.9	3,188,133	11.5

Total crude oil throughput	8,822,557	100.0	10,145,541	100.0	34,501,288	100.0	27,843,960	100.0

Petroleum Market Indicators (dollars per barrel)
West Texas Intermediate (WTI) crude oil	$60.17	$90.50	$66.25	$72.36
NYMEX 2-1-1 Crack Spread	8.44	9.57	10.84	13.95
Crude Oil Differentials:
WTI less WTS (sour)	5.13	6.35	5.36	5.16
WTI less Maya (heavy sour)	13.29	14.76	14.99	12.54
WTI less Dated Brent (foreign)	0.60	2.05	1.13	(0.02)
PADD II Group 3 versus NYMEX Basis:
Gasoline	0.60	0.41	1.52	3.56
Heating Oil	5.95	2.97	7.42	7.95
PADD II Group 3 versus NYMEX Crack:
Gasoline	6.32	5.70	12.26	18.34
Heating Oil	17.65	16.88	18.77	21.40

Nitrogen Fertilizer Business:

Net sales	$34.3	$50.8	$162.5	$165.9
Cost of product sold (exclusive of depreciation and amortization)	2.1	3.1	25.9	13.0
Direct operating expense (exclusive of depreciation and amortization)	16.5	18.5	63.7	66.7
Net costs associated with flood	—	0.4	—	2.4
Depreciation and amortization	4.4	4.4	17.1	16.8
Operating income (loss)	2.8	11.7	36.8	46.6

Nitrogen Operating Statistics
Production (thousand tons):
Ammonia	85.4	81.8	369.3	326.7
UAN	168.1	144.3	633.1	576.9
Total	253.5	226.1	1,002.4	903.6

Sales (thousand tons):
Ammonia	20.5	33.3	117.3	92.1
UAN	167.8	141.3	645.5	555.4
Total	188.3	174.6	762.8	647.5

Product pricing (plant gate) (dollars per ton) (4):
Ammonia	$301	$408	$338	$376
UAN	144	236	162	211

On-stream factor (5):
Gasifier	94.9%	97.7%	92.5%	90.0%
Ammonia	94.0%	96.7%	89.3%	87.7%
UAN	92.1%	79.4%	88.9%	78.7%

(1)	Represents the write-off of approximate net costs associated with the flood and oil spill that are not probable of recovery.

(2)	Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap results from adjusting for the derivative transaction that was executed in conjunction with the acquisition of Coffeyville Group Holdings, LLC by Coffeyville Acquisition LLC on June 24, 2005. On June 16, 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap with J. Aron, a subsidiary of The Goldman Sachs Group,

Inc., and a related party of ours. The Cash Flow Swap was subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. The derivative took the form of three NYMEX swap agreements whereby if crack spreads fall below the fixed level, J. Aron agreed to pay the difference to us, and if crack spreads rise above the fixed level, we agreed to pay the difference to J. Aron. Assuming crude oil capacity of 115,000 bpd, the Cash Flow Swap represents approximately 58% and 14% of crude oil capacity for the periods January 1, 2008 through June 30, 2009 and July 1, 2009 through June 30, 2010, respectively. Under the terms of our Credit Facility and upon meeting specific requirements related to our leverage ratio and our credit ratings, we may reduce the Cash Flow Swap to 35,000 bpd, or approximately 30% of executed crude oil capacity, for the period from April 1, 2008 through December 31, 2008 and terminate the Cash Flow Swap in 2009 and 2010.

We have determined that the Cash Flow Swap does not qualify as a hedge for hedge accounting purposes under current GAAP. As a result, our periodic statements of operations reflect in each period material amounts of unrealized gains and losses based on the increases or decreases in market value of the unsettled position under the swap agreements which is accounted for as a liability on our balance sheet. As the crack spreads increase we are required to record an increase in this liability account with a corresponding expense entry to be made to our statement of operations. Conversely, as crack spreads decline we are required to record a decrease in the swap related liability and post a corresponding income entry to our statement of operations. Because of this inverse relationship between the economic outlook for our underlying business (as represented by crack spread levels) and the income impact of the unrecognized gains and losses, and given the significant periodic fluctuations in the amounts of unrealized gains and losses, management utilizes Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap as a key indicator of our business performance. In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, management and our board of directors considers our U.S. GAAP net income results as well as Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap. We believe that Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap enhances the understanding of our results of operations by highlighting income attributable to our ongoing operating performance exclusive of charges and income resulting from mark to market adjustments that are not necessarily indicative of the performance of our underlying business and our industry. The adjustment has been made for the unrealized loss from Cash Flow Swap net of its related tax benefit.

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is not a recognized term under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance or liquidity in evaluating our business. Because Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap excludes mark to market adjustments, the measure does not reflect the fair market value of our Cash Flow Swap in our net income. As a result, the measure does not include potential cash payments that may be required to be made on the Cash Flow Swap in the future. Also, our presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies.

(3)	Refining margin is a measurement calculated as the difference between net sales and cost of products sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of products sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of products sold exclusive of depreciation and amortization) can be taken directly from our statement of operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

(4)	Plant gate sales per ton represents net sales less freight revenue divided by sales tons. Plant gate pricing per ton is shown in order to provide industry comparability.

(5)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period.